Filed Pursuant to Rule 424(b)(3)

Registration No. 333-169119

BARCLAYS BANK PLC

STICKER SUPPLEMENT DATE MARCH 20, 2012

This Sticker Supplement is part of, and should be read in conjunction with the pricing supplements dated

February 29, 2008 and August 18, 2008 (the “Pricing Supplements”) to the prospectus dated August 31, 2007 and the prospectus supplement dated September 4, 2007.

MODIFICATION OF

REFERENCE STRATEGY

Barclays Capital has identified circumstances under which it becomes impossible to obtain the closing prices of the strategy constituents on a repeated basis because the term “strategy business day”, as defined in “The Reference Strategy—Composition of the Reference Strategy—Monthly Reallocation—” in each of the Pricing Supplements, includes days on which the primary trading markets for the strategy constituents are closed. In order to avoid any such potential adjustment events, Barclays Capital is exercising its discretion to modify the Reference Strategy pursuant to “The Reference Strategy—Modifications to the Reference Strategy—Potential Adjustment Events—” in each of the Pricing Supplements as follows:

The definition of “strategy business day” as defined in “The Reference Strategy—Composition of the Reference Strategy—Monthly Reallocation—” on page PS-15 of each of the Pricing Supplements shall be deleted and replaced in its entirety with the following:

A “strategy business day” is a day on which the New York Stock Exchange is open for business, provided, however, that with respect to an observation date, a reallocation date, and a rebalancing date, a “strategy business day” shall be any day on which the New York Stock Exchange is open and a day on which the commercial banks in London are open for general business and settlement of payments.

In practice, Barclays Capital has employed this definition in calculating and publishing the strategy daily value since the inception date.